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FOR IMMEDIATE RELEASE
AUGUST 10, 2000

            SAUER-DANFOSS INC. PRESIDENT & CEO RECOVERING FROM BYPASS
                                    SURGERY

AMES, IOWA, USA, AUGUST 10, 2000--SAUER-DANFOSS INC. (NYSE: SHS) President and CEO David L. Pfeifle, age 55, is recovering from bypass surgery which was performed Tuesday, August 1. Mr. Pfeifle had experienced chest pains, and upon examination from his physician it was discovered that he had obstruction in his major arteries. At that time it was decided that Mr. Pfeifle would undergo coronary artery bypass surgery.

The surgery was successful and Mr. Pfeifle is expected to make a full recovery. During the interim, Klaus H. Murmann, Chairman, will assume Mr. Pfeifle's duties.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,500 employees worldwide and sales of about $840 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany, and Nordborg, Denmark. More details online at www.sauer-danfoss.com.



FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

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KENNETH D. MCCUSKEY                 Sauer-Danfoss Inc.                 Phone:       (515) 239-6364
Vice President - Finance            2800 East 13th Street              Fax:         (515) 239-6443
                                    Ames, Iowa, USA 50010            kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK                    Sauer-Danfoss Inc.                 Phone:   +49-4321-871-190
Dirctor of Finance - Europe         Krokamp 35                         Fax:     +49-4321-871-121
                                    D-24539 Neumunster                 jlangrick@sauer-danfoss.com

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Internet:  http://www.sauer-danfoss.com